Exhibit 4.2.7
SIXTH SUPPLEMENTAL INDENTURE
Sixth Supplemental Indenture (this “Supplemental Indenture”), dated as of November 7, 2025, among Teleflex Incorporated, a Delaware corporation (the “Company”), Zeus Buyer, L.P., a Delaware limited partnership and subsidiary of the Company (“Zeus Buyer”), and Z-Medica Acquisition, Inc., a Delaware corporation and subsidiary of the Company (“Z-Medica Acquisition” and, together with Zeus Buyer, the “Guaranteeing Subsidiaries”), and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended to date, the “Indenture”), dated as of May 27, 2020, providing for the issuance of 4.25% Senior Notes due 2028 (the “Notes”);
1.WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantees”); and
2.WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
3.NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Agreement to Guarantee. The Guaranteeing Subsidiaries hereby agree to provide unconditional Guarantees on the terms and subject to the conditions set forth in the Note Guarantees and in the Indenture including but not limited to Article 10 thereof.
3.No Recourse Against Others. No former, current or future director, officer, employee, incorporator, stockholder, member or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4.NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
5.Counterparts. The parties may sign any number of copies of this Supplemental Indenture, including by electronic signature. Each signed copy shall be an original, but all of them together represent the same agreement.
6.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
7.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated: November 7, 2025
ZEUS BUYER, L.P.
By:    /s/ Matthew Howald
Name: Matthew Howald
Title:     President and Treasurer

Z-MEDICA ACQUISITION, INC.
By:    /s/ Matthew Howald
Name: Matthew Howald
Title:     President and Treasurer

TELEFLEX INCORPORATED
By:    /s/ Matthew Howald
Name: Matthew Howald
Title: Vice President and Treasurer

COMPUTERSHARE TRUST COMPANY, N.A.
as Trustee
By:    /s/ Corey J. Dahlstrand
Authorized Signatory
    Corey J. Dahlstrand
    Vice President

[Sixth Supplemental Indenture (2028 Notes)]